Exhibit 4.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is entered as of August 30, 2011, by and between Comprehensive Care Corporation, a Delaware Corporation (the “Company”), and the investor whose name appears at the end of the Agreement (“Purchaser”).

RECITALS

The Company wishes to obtain financing and Purchaser desires to provide such financing to the Company through the purchase of the Company’s Convertible Promissory Note with a Face Value of $             (the “Securities”), being privately offered by the Company.

NOW, THEREFORE, in consideration of the premises hereof and the agreements set forth herein below and in the Convertible Promissory Note and the Addendum thereto, the parties hereto hereby agree as follows:

1. Sale and Purchase of the Securities. Subject to the terms and conditions herein, on the Closing Date, as defined in Section 3 hereof, the Company agrees to issue and sell, and Purchaser agrees to purchase, the Securities for the aggregate consideration of                              dollars ($            ) (the “Purchase Price”).

2. Description of Securities. The Securities will be an interest bearing convertible promissory note with the following terms:

i.	Term will be 18 months from date of issue. Purchaser shall have the right to extend the maturity date of the Note, in whole or in part, for an additional six (6) months;

ii.	Coupon rate will be 14%, and any unpaid interest shall compound and shall be payable quarterly;

iii.	The outstanding principal plus accrued interest of the Securities are convertible at anytime at the holders discretion, in whole or in part, into the Company’s Common Stock, par value $0.01 per share, at a conversion price equal to $0.25 per share;

iv.	One five year Warrant for every two dollars of face value convertible into the Company’s Common Stock at a price of $0.44 per share.

3. Closing. The closing of the purchase and sale of the Securities hereunder (the “Closing”) shall be held on August 30, 2011 (the “Closing Date”) with the signing of this Agreement and payment of the Purchase Price.

4. Delivery by the Company. Within five (5) business days following the Closing, the Company shall deliver to Purchaser the Securities executed by the appropriate officers and registered in Purchaser’s name.

Purchaser’s Initials

5. Delivery by Purchaser. Purchaser shall deliver the Purchase Price, as defined in Section 1 herein, by check, wire transfer or bank check.

6. Representation by Purchaser. Purchaser represents and warrants to the Company as follows:

(a) Access to Information. Purchaser has had access to all material and relevant information concerning the Company necessary to enable Purchaser to make an informed investment decision with respect to his/her investment in the Company. Purchaser acknowledges that he/she or his/her representative has had the opportunity to ask questions of and receive answers from and to obtain additional information from the Company or its representatives concerning the terms and conditions of the acquisition of the Securities and the present and proposed business and financial condition of the Company and has had all such questions answered to his/her satisfaction and has been supplied all information requested. The Company acknowledges its understating that Purchaser has relied on the information so provided.

(b) Financial Matters and Sophistication. Purchaser or his/her representatives has such knowledge and experience in business and financial matters, such that he/she is capable of evaluating the merits and risks of investing in the Company. Purchaser represents that he/she is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities and Exchange Act of 1933, as amended (the “1933 Act”); (ii) is capable of assuming the risk of investing in the Company; and (iii) satisfies the suitability standards of the Company as an individual as set forth in sub-paragraphs “6 (i)” and “6 (ii)” below.

7. Important Considerations; Suitability Standards-Who Should Invest

All subscribers for the Securities must be sophisticated investors with substantial net worth and experience in making investments of this nature and be “accredited investors,” as defined in Rule 501 of Regulation D under the Act, by meeting any of the following conditions (please check appropriate box):

☐ (i) has an individual income in excess of $200,000 in each of the two most recent years or joint income with his or her subscriber spouse in excess of $300,000 in each of those years, and he or she reasonably expects an income in excess of the aforesaid levels in the current year; or

☐ (ii) he or she has an individual net worth, or a joint net worth with his or her spouse, at the time of his or her purchase in excess of $1,000,000 (net worth for these purposes includes homes, home furnishings and automobiles); or

☐ (iii) he or she otherwise satisfies the Company that he or she is an accredited investor as defined in Rule 501 under the Act.

Purchaser’s Initials

8. Warranties and Representation of the Company. The Company represents and warrants to Purchaser as follows:

(a) Organization and Standing of the Company. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware with adequate power and authority to conduct the business in which it is now engaged and has the corporate power and authority to enter into this Agreement, and is in good standing in such other states of jurisdictions as is necessary to enable it to carry on its business.

(b) Corporate Power and Authority. The execution and delivery of this Agreement and the transaction contemplated hereby has been duly authorized by the Company’s Board of Directors. No other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the consummation of the transaction contemplated hereby. When duly executed and delivered by the parties hereto, this Agreement will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

(c) Securities. All the Securities have been duly authorized and, upon issuance and sale pursuant to the terms of this Agreement, will have been validly issued fully paid and non-assessable and will be free and clear of all liens, claims and encumbrances.

9. Notices. All notices, requests, consents or other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed first class postage prepaid, registered or certified mail, to the following address:

In the case of the Company:

Clark A. Marcus

Chairman and CEO

Comprehensive Care Corporation

3405 W. Martin Luther King Jr. Blvd, Suite 101

Tampa, FL 33607

In the case of Purchaser, to the address set forth at the end of this Agreement or to such other addresses as may be specified in accordance herewith from time to time.

Such notices and other communications shall, for all purposes of this Agreement, be treated as being effective upon being delivered personally, or, if sent by mail, five days after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed as set forth above, and postage prepaid, or, if sent by overnight courier, one day after the same has been sent.

10. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective

Purchaser’s Initials

successor and permitted assigns of the parties hereto, provided that this Agreement and the interests herein may not be assigned by either party without the express written consent of the other party.

11. Governing Law. Any dispute relating to the terms of this Agreement shall be governed by the laws of the State of New York, without regards to the conflict of law principles thereof, and the parties hereto hereby agree to submit themselves to the exclusive jurisdiction of the courts of the State of New York, County of New York.

12. Sections and Other Headings. The section and other headings contained in this Agreement are for the convenience of reference only, do not constitute part of this Agreement or otherwise affect any of the provision hereof.

13. Counterpart Signatures. This Agreement may be signed in counterpart and all counterparts together shall become effective only when the counterpart(s) have been executed and delivered by and on behalf of the Company and the Purchaser; and the parties agree to deliver by overnight courier a copy of this Agreement with original signatures.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized offices.

Comprehensive Care Corporation, Inc.

By:
Robert J. Landis
Acting Chief Financial Officer

Purchaser		Address of Purchaser:

By:

Print Name

Social Security No. or Tax I.D. No.:

Purchaser’s Initials